Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES NEW RESEARCH FINDINGS: EXCELLAGEN

PRODUCT CANDIDATE ACTIVATES PLATELET RELEASE

OF PDGF, AN IMPORTANT GROWTH FACTOR FUNDAMENTAL

TO THE WOUND HEALING PROCESS

SAN DIEGO, CA – October 13, 2010 – Cardium Therapeutics (NYSE Amex: CXM) today reported on new preclinical research findings that Excellagen, a topically applied formulated collagen wound management gel product candidate, activates platelet release of platelet-derived growth factor (PDGF) locally at the wound site. This growth factor has been shown to play an essential role in the wound healing process.

This research effort was undertaken for Cardium by an independent contract testing laboratory in an effort to further understand the statistically significant accelerated wound healing (as measured by the overall reduction in wound radius) in chronic diabetic foot ulcers that was observed in Cardium’s Matrix clinical study during the first two weeks following administration of Excellagen formulated collagen (2.6%) topical gel, compared to the study’s standard of care arm. In addition, detailed reviews of previous preclinical studies, the Matrix clinical study protocol and Excellagen application practices were undertaken.

Based on data from this new research study and review, Cardium researchers now believe that the Excellagen product candidate activates the release of PDGF (and potentially other important growth factors) from platelets that migrate into the wound site with the influx of blood resulting from surgical wound debridement, a procedure that is commonly used by physicians and wound care specialists as a component of standardized wound care. In the Matrix clinical study, Excellagen formulated collagen was applied immediately following debridement, and researchers believe that the interplay of Cardium’s formulated collagen with platelets triggers the release of endogenous PDGF and potentially other growth factors, and that this effect may be a significant contributing factor promoting the immediate accelerated wound healing observed in the Matrix study.

Background

In Cardium’s controlled, double blind Matrix Phase 2b clinical study of chronic diabetic lower extremity ulcers, wounds treated with the Excellagen formulated collagen product candidate showed a statistically significant acceleration of wound healing during the first week following a one-time application compared to patients receiving standard of care therapy, a response that was sustained over a 14 day period. In accordance with the study protocol, wounds were debrided prior to application of Excellagen, thus removing necrotic tissue and wound debris and causing an influx of blood (including platelets) into the wound bed. In light of the immediate and rapid healing response following Excellagen application, it was reasoned that localized platelet activation by Excellagen formulated collagen and the corresponding release of a cascade of endogenous growth factors at the wound site may be a contributing factor to the early accelerated healing response observed in the study.

Generally, platelet activation results in the release of an array of cytokines and growth factors including platelet-derived growth factors (PDGF), vascular endothelial growth factors (VEGF), and transforming growth factor-ß (TGF- ß) which are essential for the initiation and progression of the wound healing process. Activation of platelets can be replicated in vitro by combining bovine thrombin and human platelet concentrate with resultant clot formation and secretion of growth factors into the surrounding media. Using bovine thrombin as a positive control, and buffered saline as a negative control, Excellagen (2.6% formulated bovine type I collagen) was tested for its ability to activate platelets.

New Preclinical Study and Clinical Implications

For these supplemental studies, the release of PDGF-AB was measured using an Enzyme-Linked Immunosorbent Assay (ELISA). Data from this study now confirm that Excellagen combined with human platelet concentrate results in clot formation and platelet activation. At 24 hours after clot initiation, comparable levels of released PDGF-AB (~10 ng/mL) were detected in the thrombin- and Excellagen-induced clots. By 48 hours, measurable PDGF-AB was still detectable in the thrombin samples, whereas Excellagen samples had returned to baseline (negative control level).

The Excellagen product candidate is believed to have several attributes beneficial to the promotion of wound healing, including providing binding sites for growth factors (e.g. PDGF-BB) and a scaffold for migration of cells responsible for generation of granulation tissue. The current findings add to this repertoire of attributes and are consistent with a role of platelet activation and the release of growth factors for 24-48 hours immediately following application of Excellagen to newly-debrided wounds.

Based on the Matrix Phase 2b study protocol, treatment with Excellagen was limited to one application or a second application (if the wound had not healed) four weeks following the initial treatment during the 12 week study period. Data from this study indicated that the Excellagen product candidate was safe and well-tolerated by all patients receiving one or two treatments. Based on this safety data and the immediate acceleration of healing, the Company believes that the treatment response observed in the Matrix study offers the potential to be further amplified and sustained in actual clinical practice through multiple treatments with increased frequency. Cardium’s Excellagen formulated collagen topical gel wound care dressing is currently the subject of a pending FDA 510(k) clearance application for marketing and sales in the United States.

“These important new findings provide further insight into the significant and rapid healing response that our Excellagen product candidate demonstrated in the Matrix clinical study. We believe that multiple treatments over a 12-week treatment period provide an opportunity to sustain accelerated healing rates and enhance the wound care management process for patients suffering with non-healing chronic diabetic foot ulcers. We look forward to the market launch of Excellagen planned for this year, upon clearance by the FDA of our pending 510(k) notification, and to the development of new product extensions based on our custom formulated collagen product platform for additional wound healing applications,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

About Excellagen

Excellagen is a highly-refined fibrillar bovine Type I collagen-based topical gel (2.6% collagen concentration) which has been evaluated in a controlled, double-blind randomized, multi-center Phase 2b clinical study at 23 U.S.-based medical centers for the treatment of chronic non-healing diabetic foot ulcers (the Matrix Study). If the pending 510(k) notification to the FDA is cleared as submitted, Excellagen would be indicated for the management of wounds, including partial and full thickness wounds, pressure ulcers, diabetic ulcers, chronic vascular ulcers and certain other wounds, such as surgical and trauma wounds.

Analysis of data from the Matrix Study indicates that the Excellagen product candidate appeared to be both safe and well tolerated, demonstrated improved wound area reductions and wound closure rates at 12 weeks following one or two treatments, and showed a statistically significant acceleration of wound healing during the first week following a one-time application compared to patients receiving standard of care therapy. In the first week following treatment, the radius of Excellagen-treated wounds decreased on average by 0.21 cm compared to 0.08 cm for standard of care-treated wounds (N=47, p = 0.018). The apparent treatment effect was particularly evident in patients with larger-sized wounds (>3.0 cm2). For example, at 12-weeks, 45% of all Excellagen-treated wounds achieved complete closure, compared to 31% in the standard of care group, representing a 45% overall improvement. For wounds >3 cm2 in area at screening, 33% of Excellagen-treated wounds achieved closure by 12 weeks compared to 0% for standard of care. In addition, 74% of all Excellagen-treated wounds achieved ≥90% wound area reduction at 12 weeks compared to 44% in the standard of care group, representing a 68% relative improvement.

Excellagen is pending clearance by the U.S. Food and Drug Administration (FDA) and until such time as the product is cleared for marketing by the FDA, all claims of safety and effectiveness remain subject to review by the FDA.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium lifestyle medicinals brand platform. The Company’s lead product candidates include: (1) Excellagen™ topical gel, for wound care management, which Cardium plans to market launch in the fourth quarter subject to pending FDA 510(k) clearance; and (2) Generx®, a DNA-based angiogenic cardiovascular biologic for patients in international markets with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the U.S. Food and Drug Administration will grant marketing clearance of our product candidates or that we or a partner can successfully introduce our products into advanced wound care markets; that our product candidates will be perceived as being sufficiently safe and effective to lead to product advancement or partnering; that our product candidates offer the potential for simpler or more cost-effective treatments for physicians and patients than other products that currently are or will be on the market; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or its perceived value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; that discussions with potential strategic partners will be successful or that any partner will be able to efficiently and effectively commercialize our products in U.S. or international markets; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and other therapeutic products and devices, and in the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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